Exhibit 99.1

NYSE: MMP

Date:	Dec. 3, 2008

Contact:	Paula Farrell
(918) 574-7650
paula.farrell@magellanlp.com

MMP Announces Governance Changes

TULSA, Okla. – Magellan Midstream Partners, L.P. (NYSE: MMP) announced today changes to its board of directors composition and adoption of a limited duration unitholder rights plan.

Board of directors

Thomas Macejko and Thomas Souleles, both of Madison Dearborn Partners, LLC (“Madison Dearborn”), have resigned from the board following the governance changes announced yesterday for Magellan Midstream Holdings, L.P. (NYSE: MGG). Madison Dearborn no longer owns a controlling interest in MGG’s general partner and does not own an interest in MMP.

MMP’s board of directors will continue to consist of seven members. Three of these members, John DesBarres, James Montague and George O’Brien, will continue to serve as independent members as defined by the rules of the New York Stock Exchange. Don Wellendorf, the partnership’s president and chief executive officer, and Patrick Eilers of Madison Dearborn will remain on the board, with two vacancies to be filled over time.

Unit purchase rights plan

MMP also announced that the board of directors has approved the adoption of a Unit Purchase Rights Plan (the “Rights Plan”) to help ensure that its unitholders receive fair and equal treatment in the event of a takeover proposal. The Rights Plan is subject to, and will be entered into upon, approval by the New York Stock Exchange.

“The adoption of the rights plan helps ensure that our board of directors would have adequate time to respond to any potential unfriendly actions that the current depressed market conditions might encourage,” said Don Wellendorf, president and chief executive officer. “The adoption of similar rights plans has been common practice and is an accepted approach to ensuring that all investors are treated equally.”

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Under the Rights Plan, each holder of common units of MMP at the close of business on Dec. 10, 2008 will automatically receive a distribution of one right per MMP common unit held representing the right to purchase one additional common unit of MMP. The issuance of the rights is not taxable to the holders of MMP’s common units, has no dilutive effect, will not affect MMP’s reported earnings per common unit, and will not change the way the common units are currently traded. The rights will trade along with, and not separately from, the common units unless the rights become exercisable.

In general, the rights will become exercisable if a person or group acquires 15% or more of the common units of MMP or commences a tender offer that could result in ownership of 15% or more of the common units of MMP. If a person or group acquires 15% or more of the common units of MMP, each right will entitle holders, other than the acquiring party, to purchase MMP common units at a 50% discount to the then-current market price.

Additionally, if a person or group acquires 15% or more of the outstanding common units of MMP and thereafter (i) merges into any other person and MMP is not the surviving entity, (ii) any entity is merged into MMP and all or part of MMP’s common units are exchanged for securities of the other entity, or (iii) MMP sells 50% or more of its assets to any other entity, the rights will entitle the holders thereof to purchase equity securities of the acquiring party at a 50% discount to its then-current market price.

The Rights Plan, which is similar to rights plans of many other public companies, has a limited term of three years, unless the rights are earlier redeemed or the Rights Plan is earlier terminated by MMP.

MMP will file a Current Report on Form 8-K and a Registration Statement on Form 8-A with the United States Securities and Exchange Commission that will contain additional information regarding the terms and conditions of the Rights Plan.

About Magellan Midstream Partners, L.P.

Magellan Midstream Partners, L.P. (NYSE: MMP) is a publicly traded partnership formed to own, operate and acquire a diversified portfolio of energy assets. The partnership primarily transports, stores and distributes refined petroleum products. More information is available at http://www.magellanlp.com.

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Portions of this document may constitute forward-looking statements as defined by federal law. Although management believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Additional information about issues that could lead to material changes in performance is contained in the partnership’s filings with the Securities and Exchange Commission.